Exhibit 99.1

Contacts:	Amedisys, Inc.
Kevin LeBlanc
Director of Investor Relations
(225) 292-2031
kleblanc@amedisys.com

AMEDISYS REPORTS RECORD FOURTH QUARTER REVENUE AND EARNINGS; EPS INCREASES 31.3%

OVER PRIOR YEAR PERIOD

COMPANY UPDATES 2008 REVENUE AND EPS GUIDANCE

AMEDISYS TO HOST CONFERENCE CALL

TODAY AT 10:00 AM ET

BATON ROUGE, Louisiana (February 27, 2008) – Amedisys, Inc. (NASDAQ: “AMED”, “Amedisys” or “the Company”), one of America’s leading home health nursing companies, today reported its financial results for the fourth quarter and year ended December 31, 2007. The Company posted record financial performance for the quarter with net service revenue and net income increasing 34.7% and 47.2%, respectively, over the fourth quarter of 2006. Following are highlights of the fourth quarter and full-year performance:

Three-Month Periods Ended December 31, 2007 and 2006

•	Net service revenue for the fourth quarter of 2007 increased 34.7% to $194.0 million compared to $144.0 million in the fourth quarter of 2006.

•	Net income increased 47.2% to $16.7 million compared to $11.4 million in the fourth quarter of 2006.

•

Diluted earnings per share increased 31.3% to $0.63 compared to $0.48 per diluted share in the fourth quarter of 2006. The weighted average number of diluted shares outstanding increased to approximately 26.5 million compared to 23.8 million in the fourth quarter of 2006.

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased 38.8% to $30.4 million compared to $21.9 million in the fourth quarter of 2006.

Years Ended December 31, 2007 and 2006

•	Net service revenue for the full-year period in 2007 increased 29.0% to $697.9 million compared to $541.1 million in 2006.

•

Net income increased to $65.1 million, or $2.48 per diluted share (inclusive of a $4.2 million gain related to Alliance* or $0.16 per diluted share). Excluding the gain on release of Alliance’s net liabilities, net income increased 59.2% to $60.9 million compared to $38.3 million in 2006.

•

Diluted earnings per share (excluding Alliance) increased 34.9% to $2.32 compared to $1.72 per diluted share in 2006. The weighted average number of diluted shares outstanding increased to approximately 26.3 million compared to 22.3 million in 2006.

•	EBITDA (excluding Alliance) increased 45.0% to $109.8 million compared to $75.7 million in 2006.

“Our excellent fourth-quarter capped an outstanding year of financial performance during which we posted record revenue and net income results,” said William F. Borne, Chief Executive Officer of Amedisys. “In addition to achieving strong double-digit growth in net service revenue and net income, this was the fifth consecutive year that earnings per share growth has exceeded 20 percent. This strong track record of financial performance is driven by execution of a long-term strategy focused on achieving consistent internal growth within our same-store base, complemented by de novo expansion, and selective external growth via strategic acquisitions. Our ability to execute this successful growth strategy is supported by a commitment to clinical excellence and maintaining a strong balance sheet.”

*	See footnote 1 on page 5 for explanation of Alliance.

The Company urges caution in considering its current trends and the 2008 guidance disclosed in this press release. The home health and hospice industry is highly competitive, and trends and guidance are subject to numerous factors, risks, and influences, some of which are referenced in the cautionary language below and others that are described more fully in the Company’s reports and registration statements filed with the SEC including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and subsequent Quarterly Reports on Form 10-Q,and current reports on Form 8-K which can be found on the Securities and Exchange Commission’s internet website, http://www.sec.gov, and the Company’s internet website, http://www.amedisys.com. The Company disclaims any obligations to update disclosed information on trends or targets other than in its periodic filings with the Securities and Exchange Commission

2008 Guidance

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Net service revenue is anticipated to be in the range of $1.025 billion to $1.075 billion, including the anticipated impact of our two recently announced definitive agreements, but excluding the impact of any future acquisitions should they occur.

•

Diluted earnings per share, including the anticipated effect of our two recently announced definitive agreements, but excluding the effect of any future acquisitions, if they occur, are expected to be in the range of $2.50 to $2.60 (after adding back for one-time expenses related to the acquisition of TLC Health Care Services, Inc. including financing and certain other costs) based on an estimated 26.9 million shares outstanding.

Earnings Call and Webcast Information

To participate in the conference call, please dial (877) 675-4749 (Domestic) or (719) 325-4930 (International) a few minutes before 10:00 a.m. ET on Wednesday, February 27, 2008. A replay of the conference call will be available from 1:00 p.m. ET on February 27, 2008 until 12:00 p.m. ET on March 7, 2008. The replay dial in number is (888) 203-1112 (Domestic) or (719) 457-0820 (International). The replay pin number is 6011749.

The call will also be available on the Internet live and for seven days thereafter at the following web address: http://www.amedisys.com/investors

Amedisys, Inc. is headquartered in Baton Rouge, Louisiana. Its common stock trades on the NASDAQ Global Select Market under the symbol “AMED”.

Additional information on the Company can be found at:

http://www.amedisys.com

Forward-Looking Statements

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those projected therein. These risks and uncertainties include, but are not limited to: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical reimbursement levels, ability to complete acquisitions, announced from time to time, including specifically the TLC acquisition, and any financing related thereto, the ability to meet debt service requirements, adverse changes in federal and state laws relating to the health care industry, demographic changes, availability and terms of capital, ability to attract and retain qualified personnel, ongoing development and success of new start-ups, ability to successfully integrate newly acquired agencies, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters, many of which are beyond management’s control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. Amedisys expressly disclaims any obligation or undertaking and it does not intend to release publicly any updates or changes in its expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based.

Non-GAAP Financial Measure

This press release includes the following non-GAAP financial measure as defined under Securities and Exchange Commission (“SEC”) rules: EBITDA, defined as net income before provision for income taxes, net interest expense and depreciation and amortization. In accordance with SEC rules, the Company has provided herein a reconciliation of this non-GAAP financial measure to the most directly comparable generally accepted accounting principles (“GAAP”) measure. Management believes that EBITDA is a useful gauge of the Company’s performance and is a common measure used in our industry to assess relative financial performance among companies.

AMEDISYS, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED FINANCIAL STATEMENT DATA

(Amounts in thousands, except share data)

Balance Sheet Information

			As of December 31,
			2007	2006
Current assets			$164,513	$179,205
Total assets			587,111	463,756
Total current liabilities			101,736	81,918
Total long-term obligations			37,555	17,831
Minority interests			849	—
Total stockholders’ equity			446,971	364,007

Income Statement Information
	For the three-month periods ended December 31,		For the twelve-month periods ended December 31,
	2007	2006	2007	2006
Net service revenue	$193,986	$144,010	$697,934	$541,148
Cost of service, excluding depreciation and amortization	87,743	63,147	308,734	235,458
General and administrative and other expenses	80,150	61,781	292,638	240,034

Operating expenses	167,893	124,928	601,372	475,492

Operating income	26,093	19,082	96,562	65,656
Other income (expense)	754	(1,133)	6,856	(3,759)

Income before income taxes and minority interest	26,847	17,949	103,418	61,897
Income tax expense	(10,115)	(6,590)	(38,298)	(23,642)
Minority interests	(17)	—	(7)	—

Net income	$16,715	$11,359	$65,113	$38,255

Net income per common share:
Basic	$0.64	$0.49	$2.52	$1.75

Diluted	$0.63	$0.48	$2.48	$1.72

Weighted average shares outstanding:
Basic	26,056	23,312	25,842	21,809

Diluted	26,501	23,784	26,275	22,289

Cash Flow Information
			For the Years Ended December 31,
			2007	2006
Cash provided by operating activities			$93,085	$43,080
Cash (used in) investing activities			(124,324)	(48,060)
Cash provided by financing activities			3,208	71,970

Net (decrease) increase in cash and cash equivalents			(28,031)	66,990
Cash and cash equivalents at beginning of period			84,221	17,231

Cash and cash equivalents at end of period			$56,190	$84,221

AMEDISYS, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED KEY STATISTICAL AND FINANCIAL DATA

(Financial Data in thousands)

	For the three-month periods ended December 31,		For the twelve-month periods ended December 31,
	2007	2006	2007	2006
Financial Data:
Depreciation and amortization expense	$4,125	$2,769	$13,749	$10,106
Capital expenditures	5,546	8,852	28,633	29,271
Key Statistical Data:
General
Number of home health agencies	325	261	325	261
Number of hospice agencies	29	14	29	14
Number of managed agencies operated through joint ventures:
Home Health agencies	4	—	4	—
Hospice agencies	2	—	2	—

Number of agencies opened through acquisition (1)	10	3	49	17
Number of agencies opened as start-up locations (1)	6	10	36	38
Days revenue outstanding (2)	51.3	52.9	51.3	52.9
Internal growth rate (3)	10%	13%	12%	14%
Total visits (4)	1,178,734	904,583	4,302,830	3,437,881
Home Health
Medicare admissions (5)	31,094	26,895	119,961	104,455
Episodic-based admissions (6)	34,002	28,019	129,649	108,140
Completed episodes (7)	56,688	46,716	208,547	172,930
Revenue per episode (8)	$2,666	$2,612	$2,666	$2,634
Medicare visits per episode (9)	16.8	16.6	16.7	16.8

(1)	Inclusive of both home health and hospice agencies.

(2)	Due to the Company’s significant acquisitions and its internal growth, the calculation for days revenue outstanding is derived by dividing the ending gross accounts receivable, net of contractual allowances, at December 31, 2007 and December 31, 2006 by the average daily net patient revenue for the three-month periods ended December 31, 2007 and December 31, 2006, respectively.

(3)	Internal growth rate is calculated as the percentage increase in total episodic-based admissions of base and start-up agencies in the current period, as compared to admissions of total episodic-based admissions from the prior period.

(4)	Total visits are the number of times during the period that our registered nurses, licensed practical nurses, physical therapists, speech therapists, occupational therapists, medical social workers and home health aides visit all eligible patients in their residence.

(5)	Medicare admissions are defined as the number of patients admitted to our agencies during the period for the first 60-day episode of care where payment for services is anticipated to be reimbursed by Medicare.

(6)	Episodic-based admissions are defined as the number of patients admitted to our agencies during the period for the first 60-day episode of care where payors reimburse the Company for services provided on an episodic-basis, which include Medicare and other insurance carriers, including Medicare Advantage programs.

(7)	Completed episodes are the number of Medicare patients that have either reached the end of their 60-day eligibility period or terminated their service before the 60-day eligibility period has lapsed.

(8)	Revenue per episode is the average revenue earned for each completed episode of care.

(9)	Medicare visits per episode is calculated by dividing the total number of Medicare visits on completed episodes in the period by the total number of Medicare episodes completed in the period.

AMEDISYS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL STATEMENTS

(Amounts in thousands)

	For the three-month periods ended December 31,		For the twelve-month periods ended December 31,
	2007	2006	2007	2006
Net income	$16,715	$11,359	$65,113	$38,255
Less:
Gain on release of Alliance’s net liabilities (1)	—	—	(4,212)	—
Add:
Provision for income taxes	10,115	6,590	38,298	23,642
Interest (income) expense, net	(506)	1,226	(3,150)	3,710
Depreciation and amortization	4,125	2,769	13,749	10,106

Earnings before interest, taxes, depreciation and amortization ("EBITDA") (2)	$30,449	$21,944	$109,798	$75,713

(1)	Alliance Home Health, Inc. (“Alliance”), a wholly owned subsidiary of the Company filed for Chapter 7 federal bankruptcy protection in September 2000. That case is now concluded. As a result, the remaining $4.2 million liabilities of Alliance were extinguished and the Company is not liable for any of these obligations. The discharge of the liabilities was a non-taxable event.

(2)	EBITDA is defined as net income before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.